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                                                 Exhibit B-2


                     Form of Promissory Note

                         PROMISSORY NOTE


$6,500,000                                   ________________, 1998


     IRON DYNAMICS, INC., an Indiana corporation (the "Company"), for value received, hereby promises to pay to the order of _______________________ , a(n) _____________ corporation ("Lender")
the principal amount of SIX MILLION FIVE HUNDRED THOUSAND DOLLARS ($6,500,000) or, if less, the unpaid principal amount of Lender's Loans under the Loan Agreement dated as of ______________________, 1998, between the Company and Lender (the "Loan Agreement"). Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Loan Agreement. The principal of the Loans must be paid to Lender in accordance with the Loan Agreement. The Company also promises to pay interest to Lender on the unpaid principal amount of the Loans at the Interest Rate set forth in the Loan Agreement, as adjusted from time to time as set forth therein. All such principal and interest shall be payable in lawful money of the United States of America in same day or immediate funds at __________________________________________.

     Anything herein to the contrary notwithstanding, the obligation of the Company to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be made to Lender to the extent that Lender's receipt thereof would not be permissible under the law or laws limiting rates of interest which may be charged by Lender. Any amount in excess of that which is legally permissible which may have been collected shall be either applied as a credit against the unpaid principal balance or refunded, at the option of Lender.

     The date and amount of each Loan and each payment of principal must be endorsed by Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof, provided that the failure to make any such endorsement on such schedule shall not limit, extinguish or in any way modify the obligation of the Company to repay the Loans to Lender.

     This Note may be prepaid in whole or in part at any time and is subject to acceleration upon the terms provided in the Loan Agreement. This Note also is secured by a Purchase Money Security Agreement, dated _____________________, 199_ between the Company and Lender.

     The Company hereby waives presentment, demand, protest or notice of any kind in connection with this Note.




     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE
WITH THE LAWS OF THE STATE OF INDIANA.

                                   IRON DYNAMICS, INC.

                                   By:____________________________
                                   Name:__________________________
                                   Title:_________________________




                        SCHEDULE OF LOANS

Date      Principal      Payments of    Balance        Notation
          Amount of      Principal      Outstanding    Made By
          Loan




Principal amounts are subject to adjustment as set forth in the Loan Agreement.